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EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Formation
California Sullivan's, Inc.	California
CBG Delaware, Inc.	Delaware
Center Cut Hospitality, Inc.	Delaware
Colorado Sullivan's, Inc.	Colorado
Crockett Beverage Corp.	Texas
CWA Delaware, Inc.	Delaware
Del Frisco's of Colorado, Inc.	Colorado
Del Frisco's of Illinois, Inc.	Illinois
Del Frisco's of Nevada, Inc.	Nevada
Del Frisco's of New York, Inc.	New York
Del Frisco's of North Carolina, Inc.	North Carolina
Del Frisco's of Philadelphia, Inc.	Pennsylvania
Del Frisco's of Washington, D.C., Inc.	District of Columbia
Del Frisco-Dallas, L.P.	Texas
Del Frisco-Fort Worth, L.P.	Texas
Irwin J. Grossnerr Foundation, Inc.	Texas
Lone Star Finance, Inc.	Delaware
Louisiana Steakhouse, Inc.	Louisiana
Massachusetts Sullivan's, Inc.	Massachusetts
North Philadelphia Sullivan's, Inc.	Pennsylvania
Post Oak Beverage Corp.	Texas
Romo Holding, LLC	Delaware
Steak Concepts Delaware, Inc.	Delaware
Sullivan's of Alabama, Inc.	Alabama
Sullivan's of Alaska, Inc.	Alaska
Sullivan's of Arizona, Inc.	Arizona
Sullivan's of Arkansas, Inc.	Arkansas
Sullivan's of Baltimore, Inc.	Maryland
Sullivan's of Delaware, Inc.	Delaware
Sullivan's of Georgia, Inc.	Georgia
Sullivan's of Illinois, Inc.	Illinois
Sullivan's of Indiana, Inc.	Indiana
Sullivan's of Kansas, Inc.	Kansas
Sullivan's of Michigan, Inc.	Michigan
Sullivan's of Missouri, Inc.	Missouri
Sullivan's of New York, Inc.	New York
Sullivan's of North Carolina, Inc.	North Carolina
Sullivan's of Ohio, Inc.	Ohio
Sullivan's of Tennessee, Inc.	Tennessee
Sullivan's of Virginia, Inc.	Virginia
Sullivan's Restaurants of Nebraska, Inc.	Nebraska
Sullivan's-Austin, L.P.	Texas
Tollway Beverage Corporation	Texas
Travis Beverage Corp.	Texas
Village Beverage Corporation	Texas
Westheimer Beverage Corp.	Texas

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SUBSIDIARIES OF THE REGISTRANT